Exhibit 99.1

Balchem Corporation Announces Third Quarter 2014 Results

New Hampton, NY, November 10, 2014 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended September 30, 2014.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2014	2013
	Unaudited
Net sales	$160,490	$87,593
Gross margin	44,487	24,522
Operating expenses	19,203	7,546
Earnings from operations	25,284	16,976
Other expense (income)	2,075	(84)
Earnings before income tax expense	23,209	17,060
Income tax expense	8,031	5,403
Net earnings	$15,178	$11,657

Diluted net earnings per common share	$0.49	$0.38

Shares used in the calculation of diluted net earnings per common share	31,246	30,924

For the Nine Months Ended September 30,

	2014	2013
	Unaudited
Net sales	$378,715	$255,540
Gross margin	100,037	73,639
Operating expenses	44,889	24,182
Earnings from operations	55,148	49,457
Other expense (income)	3,276	(148)
Earnings before income tax expense	51,872	49,605
Income tax expense	18,068	15,478
Net earnings	$33,804	$34,127

Diluted net earnings per common share	$1.09	$1.11

Shares used in the calculation of diluted net earnings per common share	31,136	30,778

Balchem Corporation (NASDAQ:BCPC)

Record Quarter Sales and Earnings:

•	For the quarter ended September 30, 2014, net sales increased 83.2% to $160.5 million.
▪	Excluding the impact of the SensoryEffects acquisition, net sales were up 16.0% compared with third quarter 2013.
•	U.S. GAAP net earnings for the quarter of $15.2 million, or $0.49 per diluted share, compared to $11.7 million, or $0.38 per diluted share, for the third quarter of 2013, an increase of 30.2%.
•	Non-GAAP[1] net earnings for the quarter of $20.3 million, or $0.65 per diluted share, compared to $12.3 million, or $0.40 per diluted share, for the third quarter of 2013, an increase of 57.5%.
•	Adjusted EBITDA[1] increased 80.6% to $37.0 million for the third quarter of 2014, versus the $20.5M in comparable period of 2013.

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the Third Quarter of 2014:

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized sales of $75.0 million, an increase of approximately 19.4%, or $12.2 million over the prior year comparable quarter. Sales in the ANH specialty (ruminant) ingredients sector were very strong, increasing approximately 63% from the prior year comparable quarter primarily due to higher volumes sold, with particular strength in our rumen protected choline, urea and amino acids. The previously noted favorable dairy economics continue to support strong demand for our products as lower feed prices, along with continued strong demand for milk in Q3, were key drivers that should maintain producer profitability for the balance of 2014 and into 2015. Our monogastric product sales were flat with the prior year comparable quarter; however, lower feed prices, egg sets, and an increase in chicks placed for grow-out have resulted in the USDA broiler meat production forecast for 2015 being revised upward to indicate a 2.9% increase over the 2014 forecast.

Sales of industrial grade products, in this segment, were up approximately 27% from the prior year comparable quarter as volume sold of various choline and choline derivatives for industrial applications, notably for natural gas fracking in North America, increased appreciably. This sector comprised approximately 39% of the sales in the total ANH segment for the quarter, and the outlook for this sector remains strong for the balance of 2014.

Earnings from operations for the entire ANH segment increased approximately 25% to $11.7 million as compared to $9.4 million in the prior year comparable quarter.

The ARC Specialty Products segment generated third quarter sales of $13.7 million, which was a 9.9% improvement over the comparable prior year quarter, a result of increased sales of ethylene oxide for medical device sterilization and of propylene oxide for industrial applications. This growth was a result of increased volumes sold and higher average selling prices which were implemented in response to cost increases of certain key petrochemical raw materials. Earnings from operations for this segment, at $5.3 million, improved by 9.5% or $0.5 million over the prior year comparable quarter, primarily related to the revenue growth noted.

Balchem Corporation (NASDAQ:BCPC)

Sales of the SensoryEffects segment, formerly the Food, Pharma & Nutrition segment, which now includes encapsulates, human choline, cereal and customized food and beverage solutions, were $71.8 million, an increase of $59.5 million over the comparable prior year quarter. Net sales from the acquisition of the SensoryEffects business contributed $58.9 million of this overall increase, as we also realized 13.3% growth in sales of legacy Balchem, with particular strength in encapsulated ingredients for baking and food preservation in both the domestic and international markets. Earnings from operations for this segment were $8.7 million, versus $2.8 million in the prior year comparable quarter. Excluding the effect of non-cash expense associated with amortization of SensoryEffects acquired intangible assets of $6.0 million, non-GAAP earnings from operations for this segment was $14.7 million, an increase of $11.9 million, comparatively.

Consolidated gross margin for the quarter ended September 30, 2014 increased 81% to $44.5 million, as compared to $24.5 million for the prior year comparable period. Gross margin for the three months ended September 30, 2014 reflects a decrease to 27.7% of sales as compared to 28.0% in the prior year comparative period. Margins now reflect a heavier product mix weighting toward the acquired SensoryEffects products and choline chloride products used in industrial applications. Partially offsetting the impact of the product mix was favorable efficiencies resulting from higher volumes. Operating (Selling, Research & Development, General & Administrative) expenses at $19.2 million for the third quarter were up significantly from the prior year comparable quarter principally due to SensoryEffects operating expenses, and integration costs and amortization expense related to the aforementioned acquisition. Excluding integration costs of $0.5 million and non-cash operating expense associated with amortization of intangible assets of $6.8 million, operating expenses were $11.9 million, or 7.4% of sales. Interest expense was $2.1 million in the third quarter of 2014, substantially all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended September 30, 2014 and 2013 was 34.6% and 31.7%, respectively. This increase in the effective tax rate was primarily attributable to the impact of the SensoryEffects acquisition, a change in apportionment relating to state income taxes, income generation in jurisdictions with higher tax rates, and the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls contribute strongly to the business performance. The $83.4 million of net working capital on September 30, 2014 included a cash balance of $25.4 million, which reflects principal payments on long-term debt and the revolving loan of $58.8 million in the quarter, along with $5.9 million of capital expense funding year-to-date. Total outstanding debt at September 30, 2014 was $341.3 million.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These record quarter results reflect the first full quarter of the SensoryEffects acquisition.  It still includes approximately $0.5 million of integration expenses, which should be significantly reduced going forward. The legacy Balchem business realized a 16% revenue and an 18% operating earnings increase in Q3 vs. Q3 2013, with each segment achieving record revenue and earnings results for the quarter.  We continue to work diligently to achieve a number of integration programs, including organizational structure, combining sales efforts and greater in-depth knowledge transfers to facilitate the expected cross-selling synergies. With our solid third quarter results, we expect continued strong growth in sales and earnings for the balance of 2014 and believe we are well positioned to continue to generate strong sustainable sales growth and improved earnings results in fiscal year 2015.

Balchem Corporation (NASDAQ:BCPC)

The U.S. GAAP results are reflected in the initial page of this announcement; however, the reconciliation of non-GAAP measures at the end of this announcement gives greater recognition to the economic benefit of the acquisition wherein we show that the non-GAAP net earnings and EPS are up 64% and 63%, respectively, over the comparable Q3 results of 2013. We are pleased with the performance of both the legacy Balchem and acquired SensoryEffects businesses.”

Quarterly Conference Call
A quarterly conference call will be held on Monday, November 10, 2014, at 11:00 AM Eastern Time (ET) to review Third Quarter 2014 results. Dino A. Rossi, Chairman, President and CEO, and Bill Backus, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Monday, November 24, 2014. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13594688.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
ARC Specialty Products	$13,652	$12,420	$40,086	$38,419
SensoryEffects	71,821	12,348	133,170	35,502
Animal Nutrition & Health	75,017	62,825	205,459	181,619
Total	$160,490	$87,593	$378,715	$255,540

Business Segment Earnings:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
ARC Specialty Products	$5,306	$4,848	$15,576	$15,036
SensoryEffects	8,743	2,760	14,218	8,536
Animal Nutrition & Health	11,729	9,368	28,696	25,885
Transaction and integration costs	(494)	-	(3,342)	-
Interest and other income (expense)	(2,075)	84	(3,276)	148
Total	$23,209	$17,060	$51,872	$49,605

Selected Balance Sheet Items	September 30,	December 31,
	2014	2013
Cash and Cash Equivalents	$25,404	$208,747
Accounts Receivable, net	72,607	39,386
Inventories	58,189	24,824
Other Current Assets	7,595	4,817
Total Current Assets	163,795	277,774

Property, Plant & Equipment, net	128,237	54,916
Goodwill Intangible Assets With Finite Lives, net	385,646 167,291	28,515 15,126
Other Assets	3,831	541
Total Assets	$848,800	$376,872

Current Liabilities	$45,373	$35,753
Current Portion of Long Term-Debt	35,000	-
Long-Term Debt Deferred Income Taxes	306,250 79,507	- 5,884
Long-Term Obligations	6,033	3,877
Total Liabilities	472,163	45,514

Stockholders' Equity	376,637	331,358

Total Liabilities and Stockholders' Equity	$848,800	$376,872

Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$33,804	$34,127

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,190	7,838
Stock compensation expense	3,449	2,887
Other adjustments	(3,325)	142
Changes in assets and liabilities	(4,877)	(5,122)
Net cash provided by operating activities	49,241	39,872

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(566,607)	-
Capital expenditures and intangible assets acquired	(6,025)	(6,822)
Net cash used in investing activities	(572,632)	(6,822)

Cash flows from financing activities
Proceeds from long-term and revolving loan	400,000	-
Principal payments on long-term debt and revolving loan	(58,750)	-
Cash paid for financing costs	(2,593)	-
Proceeds from stock options exercised	6,608	6,742
Excess tax benefits from stock compensation	3,626	5,715
Dividends paid	(7,856)	-
Other	(356)	(175)
Net cash provided by financing activities	340,679	12,282

Effect of exchange rate changes on cash	(631)	110

(Decrease) increase in cash and cash equivalents	(183,343)	45,442

Cash and cash equivalents, beginning of period	208,747	144,737
Cash and cash equivalents, end of period	$25,404	$190,179

Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, and non-GAAP adjusted EBITDA.  Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and acquisition-related expenses.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Reconciliation of non-GAAP gross margin:
GAAP gross margin	$44,487	$24,522	$100,037	$73,639
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	187	24	332	73
Non-GAAP gross margin	$44,674	$24,546	$105,104	$73,712

Reconciliation of non-GAAP earnings from operations:
GAAP earnings from operations	$25,284	$16,976	$55,148	$49,457
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	6,966	978	12,507	2,966
Transaction and integration costs (3)	494	-	3,342	-
Non-GAAP earnings from operations	$32,744	$17,954	$75,732	$52,423

Reconciliation of non-GAAP net earnings:
GAAP net earnings	$15,178	$11,657	$33,804	$34,127
Inventory valuation adjustment (1)	-	-	4,735	-
Amortization of intangible assets (2)	7,159	978	12,803	2,966
Transaction and integration costs (3)	494	-	3,342	-
Income tax adjustment (4)	(2,581)	(310)	(7,170)	(925)
Non-GAAP net earnings	$20,250	$12,325	$47,514	$36,168

Non-GAAP net earnings per common share - diluted	$0.65	$0.40	$1.53	$1.18

Shares used in the calculation of diluted net earnings per common share	31,246	30,924	31,136	30,778

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Balchem Corporation (NASDAQ:BCPC)

3 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements.  Management excludes these items for the purposes of calculating EBITDA, adjusted net income, and adjusted earnings per share.  We believe that excluding these expenses from our non-GAAP financial measures is useful to investors because these are expenses associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income taxes: For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income - as reported	$15,178	$11,657	$33,804	$34,127
Add back:
Provision for income taxes	8,031	5,403	18,068	15,478
Other expense (income)	2,075	(84)	3,276	(148)
Depreciation and amortization	10,135	2,607	19,896	7,838
EBITDA	35,419	19,583	75,044	57,295
Add back certain items:
Non-cash compensation expense related to equity	1,102	907	3,131	2,887
Transaction and integration costs	494	-	3,342	-
Inventory fair value	-	-	4,735	-
Adjusted EBITDA	$37,015	$20,490	$86,252	$60,182

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.